EXHIBIT 99.1

                                VSB Bancorp, Inc.
                    First Quarter 2006 Results of Operations


Contact Name:
Ralph M. Branca
Executive Vice President
(718) 979-1100

Staten Island, N. Y. --April 13, 2006. VSB Bancorp, Inc. (NASDAQ OTCBB: VSBN) reported net income of $589,911 for the first quarter of 2006, an 8.2% decrease from the first quarter of 2005. The following unaudited figures were released today. Pre-tax income was $1,104,583 in the first quarter of 2006, as compared to $1,203,595 for the first quarter of 2005, a decrease of $99,012, or 8.2%. Net income for the quarter was $589,911, or basic income of $0.41 per common share, as compared to a net income of $642,792, or $0.45 basic income per common share, for the quarter ended March 31, 2005.

The $52,881 decrease in net income was attributable to an increase in non-interest expense of $217,463 and an increase in the provision for loan loss of $55,000, partially offset by an increase in net interest income of $149,337, an increase in non-interest income of $24,114, and a decrease in income tax expense of $46,131. Total assets increased to $218.3 million at March 31, 2006, an increase of $2.6 million, or 1.2%, from December 31, 2005. Total deposits increased to $195.7 million, an increase of $2.5 million, or 1.3%, during the first quarter of 2006. The Bancorp's Tier 1 regulatory capital ratio was 10.25%, and includes, as Tier 1 capital, the proceeds of a $5 million trust preferred securities issuance in August 2003.

Average interest-earning assets and average investment securities decreased by $3.2 million and $16.5 million, respectively, from the first quarter of 2005 to the first quarter of 2006. Average demand deposits, an interest free source of funds for the Bancorp to invest, were approximately 36% of average total deposits for the first quarter of 2006, compared to 43% for the first quarter of 2005. Average time deposits grew by $15.5 million from the first quarter of 2005 to the first quarter of 2006. The Company's interest rate spread and interest rate margin were 4.13% and 4.90%, respectively, for the quarter ending March 31, 2006 as compared to 4.03% and 4.58%, respectively, for the quarter ended March
31, 2005. Non-interest income increased $24,114 to $483,549 in the first quarter of 2006. Non-interest expense totaled $1.8 million, an increase of $217,463 from the first quarter of 2005. The growth in non-interest expense is directly attributable to increases in salaries and benefits expense due to new hires and an increase in health insurance costs, higher legal expense, and an increase in other expenses primarily attributed to the preparation for the opening of our fifth branch.

Merton Corn, President and CEO of VSB Bancorp, Inc., stated, "We have increased our net interest income, net interest rate spread and margin in the first quarter of 2006 but we have also incurred additional expenses in establishing our fifth branch, which should open shortly. The construction on our sixth branch in Great Kills has begun and we expect to open that branch in early
2007." Mr. Joseph J. LiBassi, VSB Bancorp, Inc.'s Chairman stated "Our earnings per share were $0.41 for the first quarter of 2006, our Return on Assets was 1.06% and our Return on Equity was 15.06% for this quarter. We have continued to

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deliver strong returns for our stockholders. The opening of our fifth branch in
Rosebank will provide us another outlet to deliver the personal service that distinguishes us as the Island's premier business bank."

VSB Bancorp, Inc. is the one-bank holding company for Victory State Bank.
Victory State Bank, a Staten Island based commercial bank, commenced operations on November 17, 1997. The Bank's initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp's total equity has increased to $14.9 million since the Bank was formed. The Bank operates four full service locations in Staten Island, the main office in the Oakwood Heights
Shopping Center, the second on Forest Avenue, the third on Hyatt Street and the fourth branch on Hylan Boulevard. We will be opening our fifth branch at 1065
Bay Street this month, in the Rosebank section of Staten Island, and we have received regulatory approval for our sixth branch location in the Great Kills section of Staten Island.

FORWARD LOOKING STATEMENTS

         This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as "will result in," "management expects that," "will continue,"
"is anticipated," "estimate," "projected," or similar expressions, and other terms used to describe future events, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA's safe harbor provisions.

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                                VSB Bancorp, Inc.
                 Consolidated Statements of Financial Condition
                                 March 31, 2006
                                   (unaudited)

                                                           March 31,       December 31,
                                                             2006             2005
                                                         -------------    -------------
Assets:

 Cash and cash equivalents                               $  30,926,808    $  31,324,147
 Investment securities, available for sale                 111,187,745      106,023,293
 Loans receivable                                           70,877,036       73,944,105
  Allowance for loan loss                                   (1,181,859)      (1,153,298)
                                                         -------------    -------------
    Loans receivable, net                                   69,695,177       72,790,807
 Bank premises and equipment, net                            1,360,996        1,441,087
 Accrued interest receivable                                   751,858          728,627
 Deferred taxes                                              2,762,337        2,298,195
 Other assets                                                1,661,689        1,169,556
                                                         -------------    -------------
      Total assets                                       $ 218,346,610    $ 215,775,712
                                                         =============    =============
Liabilities and stockholders' equity:

Liabilities:
 Deposits:
    Demand and checking                                  $  71,959,437    $  66,692,436
    NOW                                                     23,701,324       23,574,056
    Money market                                            22,317,394       20,177,240
    Savings                                                 13,672,742       14,809,010
    Time                                                    63,152,428       67,731,273
                                                         -------------    -------------
       Total Deposits                                      194,803,325      192,984,015
 Escrow deposits                                               908,931          267,144
 Subordinated debt                                           5,155,000        5,155,000
 Accounts payable and accrued expenses                       2,558,856        2,553,208
                                                         -------------    -------------
     Total liabilities                                     203,426,112      200,959,367

Employee Stock Ownership Plan Repurchase Obligation            274,385          284,938

Stockholders' equity:
 Common stock, ($.0001 par value, 3,000,000
    shares authorized, 1,509,822 issued and
    outstanding at March 31, 2006 and 1,509,822 issued
    and outstanding at December 31, 2005)                          151              151
 Additional paid in capital                                  8,751,205        8,742,673
 Retained earnings                                           9,211,604        8,621,693
 Unallocated ESOP shares                                    (1,366,714)      (1,408,983)
 Accumulated other comprehensive loss, net
   of taxes of $1,701,118 and $1,242,278,
   respectively                                             (1,950,133)      (1,424,127)
                                                         -------------    -------------
    Total stockholders' equity                              14,646,113       14,531,407
                                                         -------------    -------------
     Total liabilities and stockholders'
        equity                                           $ 218,346,610    $ 215,775,712
                                                         =============    =============

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                                VSB Bancorp, Inc.
                      Consolidated Statements of Operations
                                 March 31, 2006
                                   (unaudited)

                                           Three months         Three months
                                              ended                ended
                                          March 31, 2006       March 31, 2005
                                         ---------------      ---------------
Interest and dividend income:
 Loans receivable                        $     1,748,773      $     1,300,636
 Investment securities                         1,205,762            1,319,485
 Other interest earning assets                   179,448               66,305
                                         ---------------      ---------------
     Total interest income                     3,133,983            2,686,426

Interest expense:
 NOW                                              23,203               22,025
 Money market                                     84,216               54,047
 Savings                                          18,334               18,227
 Subordinated debt                                89,040               89,040
 Time                                            453,883              187,117
                                         ---------------      ---------------
     Total interest expense                      668,676              370,456

Net interest income                            2,465,307            2,315,970
Provision (benefit) for loan loss                 25,000              (30,000)
                                         ---------------      ---------------
    Net interest income
       after provision for loan loss           2,440,307            2,345,970

Non-interest income:
 Loan fees                                        22,767               23,459
 Service charges on deposits                     389,756              404,017
 Net rental income                                 3,375               11,063
 Other income                                     67,651               20,896
                                         ---------------      ---------------
     Total non-interest income                   483,549              459,435

Non-interest expenses:
 Salaries and benefits                         1,032,077              938,496
 Occupancy expenses                              259,460              246,760
 Legal expense                                    58,874                9,924
 Professional fees                                48,000               75,000
 Computer expense                                 60,528               54,812
 Director fees                                    55,900               43,175
 Other expenses                                  304,434              233,643
                                         ---------------      ---------------
     Total non-interest expenses               1,819,273            1,601,810

       Income before income taxes              1,104,583            1,203,595
                                         ---------------      ---------------
Provision (benefit) for income taxes:
 Current                                         519,974              558,302
 Deferred                                         (5,302)               2,501
                                         ---------------      ---------------
     Total provision for income taxes            514,672              560,803

              Net income                 $       589,911      $       642,792
                                         ===============      ===============
Basic income per common share            $          0.41      $          0.45
                                         ===============      ===============
Diluted net income per share             $          0.40      $          0.43
                                         ===============      ===============
Book value per common share              $          9.88      $          8.38
                                         ===============      ===============

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